Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Brian Denyeau
AspenTech	ICR
+1 781-221-5273	+1 646-277-1251
david.grip@aspentech.com	brian.denyeau@icrinc.com

Jury Returns Verdict against M3 Technology in favor of Aspen Technology in Trade Secret Misappropriation, Copyright Infringement, and Tortious Interference Action

Burlington,  Mass. — May 21, 2012 — Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software to the process industries, announced that a federal court jury has returned a verdict against M3 Technology in favor of AspenTech in a case against M3 Technology, Inc. in the U.S. District Court for the Southern District of Texas.

After a three-week trial, the jury found that M3 Technology had misappropriated AspenTech trade secrets, infringed copyrights in AspenTech’s refinery planning and scheduling software, and tortiously interfered with AspenTech’s confidentiality and non-competition agreement with a former AspenTech employee.

Mark E. Fusco, President and Chief Executive Officer of AspenTech, said, “Our employees have worked countless hours and AspenTech has invested millions of dollars over the years in developing our software solutions for our process industry customers. We are gratified by the jury’s verdict protecting and enforcing our valuable intellectual property rights.”

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process.  With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations.  As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient.  To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit http://www.aspentech.com.

(C) 2012 Aspen Technology, Inc. AspenTech, aspenONE, the Aspen leaf logo, OPTIMIZE, and the 7 Best Practices of Engineering Excellence are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Source: Aspen Technology, Inc.